UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2001

STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	0-19508 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

 110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.     Other Events

        On August 23, 2001 the Company issued the following press release.

FOR IMMEDIATE RELEASE

CONTACT:	William E. Rowe
Stewart Enterprises, Inc.
110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
504/837-5880

METAIRIE, LA, August 23, 2001 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today that it has completed the sale of its operations in Australia and New Zealand. The total proceeds from the sale of approximately US$48 million include approximately $21 million of future income tax benefits. All proceeds received at the time of closing will be used to reduce the Company's revolving credit facility. The revenues, operating earnings and EBITDA of the Company's operations in Australia and New Zealand for the 12 months ended July 31, 2001 were $18.2 million, $2.6 million and $4.9 million, respectively.

William E. Rowe, President and Chief Executive Officer, stated, "Thus far this fiscal year, we have reduced our overall debt by about $200 million, or over 20 percent. We are delighted to continue to announce progress in our deleveraging strategy."

Mr. Rowe continued, "Phil Wikman, the senior executive over our operations in Australia and New Zealand will be the chief executive officer of these operations after the sale. With Phil at the helm, we know that the level of care we have given over the years to our employees and the families we

(continued)

have served will continue. We thank Phil, his management team and all employees in those operations for their hard work and dedication."

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 545 funeral homes and 159 cemeteries in North America, South America, and Europe.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.

August 23, 2001	/s/ MICHAEL G. HYMEL Michael G. Hymel Vice President - Corporate Controller and Chief Accounting Officer